Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No.’s 333-75559, 333-62581, and 333-84714 of our report dated June 9, 2004, with respect to the consolidated financial statements of Boston Acoustics, Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended March 27, 2004.

/s/    Ernst & Young LLP

Boston, Massachusetts

July 8, 2004